Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273828

CANTOR FITZGERALD INCOME TRUST, INC.

SUPPLEMENT NO. 8 DATED DECEMBER 17, 2025

TO THE PROSPECTUS DATED APRIL 21, 2025

This Supplement No. 8 supplements, and should be read in conjunction with our prospectus dated April 21, 2025, Supplement No. 1 dated May 16, 2025, Supplement No. 2 dated June 20, 2025, Supplement No. 3 dated July 17, 2025, Supplement No. 4 dated August 18, 2025, Supplement No. 5 dated September 17, 2025, Supplement No. 6 dated October 16, 2025, and Supplement No. 7 dated November 18, 2025. Defined terms used in this Supplement No. 8 shall have the meaning given to them in the prospectus unless the context otherwise requires. The purposes of this Supplement are as follows:

•
to disclose the transaction price for each class of our common stock as of January 1, 2026;

•
to disclose the calculation of our November 30, 2025 net asset value (“NAV”) per share, as determined in accordance with our valuation procedures, for each of our share and unit classes;

•
to update our portfolio disclosure;

•
to disclose certain updates to our prospectus;
•
to disclose certain strategic initiatives; and
•
to provide an update on the status of our current public offering.

January 1, 2026 Transaction Price

The transaction price for each share class of our common stock for subscriptions accepted as of January 1, 2026 (and repurchases as of December 31, 2025) is as follows:

Transaction Price (per share)
Class S	$19.42
Class I	$19.43
Class T	$19.42
Class D	$19.43

A detailed calculation of the NAV per share is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees. Subject to certain specific limitations and holding period requirements defined in our share repurchase program, the repurchase price for each share class will be based upon the transaction price of such class.

November 30, 2025 NAV per Share

We calculate NAV per share in accordance with the valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.cfincometrust.com and is made available on our toll-free, automated telephone line at 855-9-CANTOR. Please refer to “Net Asset Value Calculation and Valuation Procedures” in the prospectus for how our NAV is determined. We have engaged Robert A. Stanger & Co., Inc. to serve as our independent valuation firm (“Independent Valuation Firm”). Our advisor is ultimately responsible for determining our NAV. .

The following table provides a breakdown of the major components of our NAV pursuant to our valuation guidelines:

Components of NAV	November 30, 2025	October 31, 2025
Investment in real estate	$1,092,375,000	$1,088,300,000
Investments in real estate-related assets	8,390,881	8,507,152
Investment in Infrastructure Fund, at Fair Value	8,615,353	8,523,080
Cash and cash equivalents	26,591,025	28,985,798
Other assets	13,356,949	13,122,466
Debt obligations (at fair market value)	(561,883,122)	(561,463,786)
Due to related parties(1)	(17,523,567)	(17,200,698)
Accounts payable and other liabilities	(20,482,166)	(22,980,464)
Accrued performance participation allocation	—	—
Distribution fee payable the following month(2)	(25,466)	(26,564)
Non-controlling interests in subsidiaries	(270,999,398)	(260,302,085)
Sponsor Support repayment / special unit holder interest in liquidation	—	—
Net Asset Value	$278,415,489	$285,464,899
Number of outstanding shares and OP units(3)	14,326,879	14,439,239

(1) Distribution fee only relates to Class TX, Class T, Class S and Class D shares of common stock and Class T OP Units.

(2) The distribution fee that is payable as of November 30, 2025 related to Class TX, Class T, Class S and Class D shares of common stock and Class T OP Units is shown in the table below.

(3) Includes (i) Class AX, Class TX, Class IX, Class T, Class D, Class I, and Class S shares of common stock; (ii) Class I OP Units issued in connection with the exercise of fair market value options for CF WAG Portfolio; (iii) Class T and Class I OP Units issued in connection with the exercise of fair market value options for CF Summerfield and CF WAG MH Portfolio; and (iv) Class I OP Units issued in exchange for tendered interests in CF WAG Portfolio DST 10.

Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

The following table provides a breakdown of our total NAV and NAV per share/OP unit by class as of November 30, 2025.

NAV Per Share	AX, IX and I Common	TX Common	T Common	D Common	S Common	I OP Units	T OP Units	Total
Total Gross Assets at Fair Value	$763,986,766	$393,166	$102,896,678	$38,262,549	$435,524	$198,243,114	$45,111,411	$1,149,329,208
Distribution fees due and payable	—	(80)	(18,092)	(1,959)	(75)	—	(5,260)	(25,466)
Debt obligations (at fair market value)	(373,497,223)	(192,211)	(50,304,044)	(18,705,764)	(212,919)	(96,916,931)	(22,054,030)	(561,883,122)
Due to related parties	(11,648,335)	(5,995)	(1,568,843)	(583,381)	(6,640)	(3,022,569)	(687,804)	(17,523,567)
Accounts payable and other liabilities	(13,614,988)	(7,007)	(1,833,720)	(681,875)	(7,761)	(3,532,886)	(803,929)	(20,482,166)
Accrued performance participation allocation	—	—	—	—	—	—	—	—
Non-controlling interests in subsidiaries	(180,139,819)	(92,703)	(24,261,924)	(9,021,895)	(102,692)	(46,743,582)	(10,636,783)	(270,999,398)
Monthly NAV	$185,086,40	$95,170	$24,910,055	$9,267,675	$105,437	$48,027,146	$10,923,605	$278,415,489
Number of outstanding shares/units	9,523,421	4,901	1,282,651	476,959	5,429	2,471,185	562,333	14,326,879
NAV per share/unit	$19.43	$19.42	$19.42	$19.43	$19.42	$19.43	$19.42

The following table reconciles stockholders’ equity per our unaudited consolidated balance sheet to our NAV:

Reconciliation of Stockholders’ Equity to NAV	November 30, 2025
Stockholders’ equity under U.S. GAAP	$476,228,499
Adjustments:
Unrealized depreciation of real estate	(84,922,379)
Unrealized appreciation of real estate-related assets	3,149,071
Unrealized appreciation of infrastructure fund	92,273
Organization and offering costs	—
Acquisition costs	(8,780,913)
Deferred financing costs, net	(5,249,513)
Accrued distribution fee(1)	(80)
Accumulated depreciation and amortization	155,562,528
Fair value adjustment of debt obligations	33,654,838
Deferred rent receivable	(14,816,555)
Derivative assets, at fair value	(5,502,882)
Non-controlling interests in subsidiaries	(270,999,398)
NAV	$278,415,489

Note: (1) Accrued distribution fee only relates to Class TX, Class T, Class S and Class D shares of common stock and Class T OP Units.

The valuations of our real properties as of November 30, 2025 were provided by the Independent Valuation Advisor or third-party appraisal firms in accordance with our valuation procedures. Certain key assumptions that were used by the Independent Valuation Advisor or third-party appraisal firms in the discounted cash flow analysis are set forth in the following table based on weighted-averages by property type at ownership interest.

	Single Tenant Office	Single Tenant Industrial	Multifamily	Single Tenant Life Sciences	Weighted-Average Basis
Exit Capitalization Rate	6.6%	6.3%	5.6%	6.0%	6.4%
Residual Discount Rate	7.5%	7.2%	7.1%	7.0%	7.4%
Average Holding Period (Yrs)	8.8	10.0	10.0	11.0	9.4

A change in the exit capitalization and discount rates used would impact the calculation of the value of our real property. For example, assuming all other factors remain constant, the changes listed below would result in the following effects on the value of our real properties.

	Hypothetical Change	Single Tenant Office	Single Tenant Industrial	Multifamily	Single Tenant Life Sciences	Weighted-Average Values
Exit Capitalization Rate	0.25% Increase	-2.5%	-2.5%	-2.6%	-2.2%	-2.5%
	0.25% Decrease	2.7%	2.7%	2.8%	2.4%	2.7%
Discount Rates	0.25% Increase	-1.6%	-1.8%	-1.9%	-1.9%	-1.7%
	0.25% Decrease	1.6%	1.9%	1.9%	2.0%	1.8%

November 30, 2025 Portfolio

As of November 30, 2025, lease expirations related to our net lease portfolio of real estate assets (excluding the SF Property), based on each asset’s fair value used in determining our NAV, were as follows:

•2025 – 0.0%

•2026 – 0.0%

•2027 – 15.0%

•2028 – 12.5%

•2029 – 0.0%

•2030 – 0.0%

•2031 – 23.4%

•2032 – 18.3%

•2033 – 0.0%

•2034 – 0.0%

•After 2035 – 30.9%

As of November 30, 2025, the industry concentration of our portfolio of real estate assets, based on each asset’s fair value used in determining our NAV, was as follows:

•Multifamily – 31.3%

•Single Tenant Office – 26.5%

•Single Tenant Industrial – 22.3%

•Single Tenant Necessity Retail – 17.0%

•Single Tenant Life Sciences – 1.5%

•Data Center– 1.5%

As of November 30, 2025, the geographic concentration of our portfolio of real estate assets, based on each asset’s fair value used in determining our NAV, was as follows:

•Ohio – 24.6%

•Maryland – 21.0%

•Texas – 16.4%

•California – 12.9%

•Wisconsin – 7.0%

•South Carolina – 5.5%

•Arizona – 5.1%

•Other – 7.6%

As of November 30, 2025, the investment type concentration of our portfolio of real estate assets, based on each asset’s fair value used in determining our NAV, was as follows:

•Common Equity – 100.0%

As of November 30, 2025, the maturity concentration of debt secured by our portfolio of real estate assets (including our credit facility, which makes up the majority of debt maturing in 2028, and has two one-year extension options), based on principal balances and adjusted for ownership percentage, was as follows:

•2025 – 0.0%

•2026 – 0.0%

•2027 – 0.0%

•2028 – 38.8%

•2029 – 0.0%

•2030 – 2.9%

•2031 – 40.6%

•2032 – 17.3%

•2033 – 0.4%

•2034 – 0.0%

•After 2035 – 0.0%

As of November 30, 2025, the weighted average lease term remaining of our portfolio of real estate assets (excluding multifamily and data center investments), based on each asset’s fair value used in determining our NAV, was 6.6 years.

As of November 30, 2025, the weighted average occupancy of our portfolio of real estate assets, based on each asset’s fair value used in determining our NAV, was 95.4%. For our industrial, retail and office investments, occupancy includes all leased square footage as of the date indicated. For our multifamily investments, occupancy is defined as the percentage of units occupied on the date indicated.

As of November 30, 2025, the total value of real estate assets (investment in real estate and investments in real estate-related assets) used in determining our NAV was $1.1 billion. The total value of real estate assets, as adjusted for ownership percentage amounts to $555 million.

As of November 30, 2025, we held $0.5 million of cash and cash equivalents excluding restricted cash and a lender required cash reserve and have $38.0 million available capacity to draw on our credit facility.

We are pleased to announce that we have executed a lease amendment, to be effective December 19, 2025, relating to a property in our portfolio. The amendment exercises a renewal option for an additional five-year term, extending the lease from 2027 through 2032. Base rent for the first year of the renewal term is an approximately 65% increase over the per square foot rent in the lease year ending in 2027. Rent during the renewal term escalates annually at 3.00%.

Prospectus Updates

Effective as of the close of business on January 1, 2026, the second and fourth paragraphs set forth in the “Suitability Standards” section of the prospectus are hereby deleted and replaced with the following:

In consideration of these factors, we have established suitability standards for investors in this offering and subsequent purchasers of our shares. These suitability standards require that a purchaser of shares have either:

•
a net worth of at least $350,000; or
•
a gross annual income of at least $100,000 and a net worth of at least $100,000.

For purposes of determining the suitability of an investor, (i) “net worth” (total assets minus total liabilities) in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles; (ii) “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities; and (iii) “direct participation programs” includes REITs, business development companies, oil and gas programs, equipment leasing programs, and commodity pools, but excludes federal and state exempt private offerings and any investment company registered pursuant to the Investment Company Act of 1940, as amended . In the case of sales to fiduciary accounts (such as individual retirement accounts, or IRAs, Keogh Plans or pension or profit-sharing plans), these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares if such person is the fiduciary or by the beneficiary of the account.

Effective as of the close of business on January 1, 2026, the Alabama, Iowa and Kentucky suitability standards set forth in the “Suitability Standards” section of the prospectus are hereby deleted and replaced with the following, and the following Arkansas suitability standard is hereby added:

Alabama—An Alabama investor’s aggregate investment in our company and other non-traded direct participation programs shall not exceed 10% of such investor’s liquid net worth at the time of investment in us. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

Arkansas—An Arkansas investor’s aggregate investment in our company and other non-traded direct participation programs shall not exceed 10% of such investor’s liquid net worth at the time of investment in us. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

Iowa—An Iowa investor’s aggregate investment in our company and other non-traded direct participation programs shall not exceed 10% of such investor’s liquid net worth at the time of investment in us. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

Kentucky—A Kentucky investor’s aggregate investment in our company and other non-traded direct participation programs shall not exceed 10% of such investor’s liquid net worth at the time of investment in us. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

Effective as of the close of business on January 1, 2026, the Form of Subscription Agreement set forth in Appendix A of the prospectus is hereby deleted and replaced with the Form of Subscription Agreement attached to this Supplement as Appendix A.

Strategic Initiatives

We expect to implement a series of strategic initiatives intended to further align us with the long-term interests of our stockholders (the “Strategic Initiatives”). The Strategic Initiatives include:

•
Reducing asset management fees and the performance participation allocation;
•
Setting the distribution rate to 5.00% of net asset value (“NAV”) per share class; and
•
Eliminating a COVID-era expense limitation.

We believe these actions reinforce our commitment to disciplined growth, operational efficiency, and competitive risk-adjusted performance. The Strategic Initiatives are anticipated to be effectuated in Q1 2026.

Reduction of Investment Advisor Compensation

With a target effective date of January 1, 2026, we intend to implement the following enhancements across all existing share classes:

•
A reduced asset management fee of 0.75%; and
•
A reduced performance participation allocation of 5.00%, while maintaining the same annual return hurdle already applicable.

We believe these enhanced stockholder economics for all existing share classes and operating partnership units underscore our ongoing commitment to stockholder alignment and long-term value creation. Upon the expiration of the current public offering in 2027, we expect the follow-on offering to revert to the then-current market fee levels. We will provide additional information regarding the implementation of these changes in future filings and offering materials, as applicable.

Distribution Rate Structure

Beginning with the target date of January 2026, we intend to transition from a fixed per-share distribution to an annualized distribution rate of 5.00% of NAV per share class, paid monthly. We believe this approach more directly aligns distributions with our underlying performance.

Operating Expense Reimbursement Framework

Since August 2020, our advisory agreement has included a provision limiting reimbursement of certain expenses advanced by our advisor or its affiliates whenever such reimbursement would reduce our NAV per share below $25.00 (the “Reimbursement Limitation”). Due to recent market headwinds and the resulting impact on NAV, the Reimbursement Limitation has prevented our advisor from seeking reimbursement for a considerable amount of company-related operating expenses.

Accordingly, and beginning with a target date of January 2026, the Reimbursement Limitation will be discontinued. We will continue to adhere to the 2%/25% limitations, which cap reimbursable operating expenses at 2% of invested assets or 25% of net income, as provided in our charter and advisory agreement.

In connection with this change, our advisor has advised that it will forgo expenses incurred through the end of fiscal year 2025 that otherwise may have been eligible for reimbursement. We believe this action is a significant benefit to us and underscores our advisor’s commitment to us.

Strategic Investment by the Advisor

We are in discussions with the Advisor regarding the Advisor making an additional equity investment in us, through an affiliate, equal to an amount that, when added to its current investment, would increase its ownership in us to 5.00%. This anticipated investment will be made in Class I shares, on the same terms and at the same price as other investors participating in the current offering, with no preferred economics or seniority relative to existing shareholders. We view this increased investment as a strong endorsement of our strategy, portfolio positioning, and long-term outlook. This investment is targeted to close in Q1 2026.

Status of Our Offerings

We are currently offering on a continuous basis up to $1.25 billion in shares of common stock, consisting of up to $1.0 billion in shares in our primary offering and up to $250 million in shares pursuant to our distribution reinvestment plan. On December 1, 2025, pursuant to the offering, we issued 0 shares of our common stock in the primary offering and (ii) 11,766 shares of our common stock pursuant to our distribution reinvestment plan for a total value of $0.233 million. As of November 30, 2025, our aggregate NAV was $278 million. On November 30, 2025, we repurchased 125,962 shares of common stock pursuant to our share repurchase program for aggregate consideration of $2.5 million, honoring 100% of repurchase requests for the month of November 2025. We intend to continue selling shares on a monthly basis.

Appendix A

SUBSCRIPTION AGREEMENT CANTOR FITZGERALD INCOME TRUST, INC. CANTOR FITZGERALD INCOME TRUST, INC. SUBSCRIPTION AGREEMENT © 2025 CANTOR FITZGERALD INCOME TRUST, INC. | Cantor Fitzgerald Capital is a division of Cantor Fitzgerald & Co. (member FINRA/SIPC), the dealer manager for Cantor Fitzgerald Income Trust, Inc. 1

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SUBSCRIPTION AGREEMENT

CANTOR FITZGERALD INCOME TRUST, INC.

1. YOUR INVESTMENT

☐ **Initial Investment**
- $2,500 minimum investment (Class T, Class S and Class D Shares)
- $1,000,000 minimum investment (Class I Shares)

☐ **Additional Investment**
- $500 minimum investment

Amount of Subscription: $ ___________________________ **State of Sale:** ____________________________

Money Orders, Traveler's Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks or Cash CANNOT be accepted

☐ **By Wire Transfer**

PNC Bank
Account Name: **Cantor Fitzgerald Income Trust, Inc.**
Routing Number: **043000096**
Account Number: **1087561867**
For Further Credit to: **(Investor's Name)**

☐ **By Mail** **(checks payable to: "Cantor Fitzgerald Income Trust, Inc.")**

Cantor Fitzgerald Income Trust, Inc.
c/o LODAS Transfer
1710 Keller Parkway #1987
Keller, TX 76248

2. SHARE CLASS SELECTION

Required: Please consult with your financial advisor and check the appropriate box to indicate the share class you intend to purchase.

☐ Share Class T ☐ Share Class S *not available in Alabama* ☐ Share Class D ☐ Share Class I

3. OWNERSHIP TYPE

A) Non-Qualified Registration

☐ Individual (If applicable, attach TOD Form)
☐ Joint Tenant[1] (If applicable, attach TOD Form)
☐ Tenants in Common[1]
☐ Community Property[1]
☐ Trust[2,3]
☐ S-Corporation[2]
☐ C-Corporation[2]
☐ Partnership[2]
☐ Pension Plan[2]
☐ Profit Sharing Plan[2]
☐ KEOGH Plan[2]
☐ UGMA: State of ______________
☐ UTMA: State of ______________
☐ Other[2] _______________________

☐ If non-qualified account is custodial held, please check box and complete custodial information below

(1) All parties must sign. (2) Please attach pages of trust/plan document (or corporate/entity resolution) which lists the name of trust/plan/entity, trustees/officers or authorized signatories, signatures and date. (3) The Certification of Investment Powers for Trust Accounts form may be completed in lieu of providing trust documents.

B) Qualified Registration

☐ Traditional (Individual) IRA
☐ ROTH IRA
☐ SEP IRA
☐ 401K
☐ Simple IRA
☐ Beneficial IRA as Beneficiary for:

____
(Name of Deceased Owner)

C) Custodian/Third Party Administrator Information

Custodian/Administrator Name ____

Custodian/Administrator Address ____

Custodian/Administrator City ________________________________ State ___________________ Zip ___________________

Custodian/Administrator Tax ID ___ ___ ___ ___ ___ ___ ___ ___ ___ Custodian/Administrator Phone _______________________

Investor's Account Number with Custodian/Administrator ____

© 2025 CANTOR FITZGERALD INCOME TRUST, INC. | Cantor Fitzgerald Capital is a division of Cantor Fitzgerald & Co. (member FINRA/SIPC), the dealer manager for Cantor Fitzgerald Income Trust, Inc. 3

4. INVESTOR INFORMATION Account Registration: Trust or Entity Name (If Applicable) SSN/Tax ID Date of Formation / / Required: Name of Investor/Trustee 1 SSN/Tax ID Date of Birth / / Name of Investor/Trustee 2 SSN/Tax ID Date of Birth / / Physical Address (No P.O. Boxes) City State Zip Phone Number Email Address* Mailing Address (If different from physical address) City State Zip U.S. Citizen** U.S. Citizen residing outside the U.S.** Foreign Citizen Country*** Check here if you are subject to backup withholding. (Please attach a copy of the withholding notice.) *Providing an email address above does not opt you into electronic delivery of documents as described in section 5. The email address provided above will be used for communications from the Company such as annual reports, proxy statements and other investor communications. Your email address will not be provided to third parties that are not representatives or agents of the Company. **A U.S. Social Security number or Taxpayer Identification Number is required for all entities and authorized signers to open an account. **Nonresident Aliens must supply a completed and signed original IRS Form W-8BEN. 5. ELECTRONIC DELIVERY Sign here if you would like to receive investor communications electronically. Electronic delivery of investor communications is optional. By checking this box, Cantor Fitzgerald Income Trust, Inc. will make certain investor communications available on its website at www.cfincometrust.com and notify you via e-mail when such documents are available. Investor communications that may be delivered electronically include account statements, tax forms, annual reports, proxy statements and other investor communications. By electing electronic delivery, you: (i) agree that you have provided a valid e-mail address in this Section; (ii) agree that you have the appropriate hardware and software to receive e-mail notifications and view PDF documents; and (iii) understand that electronic delivery also involves risks related to system or network outages that could impair your timely receipt of or access to your documents. Cantor Fitzgerald Income Trust, Inc. may choose to send one or more items to you in paper form despite your consent to electronic delivery. You may also request a paper copy of any particular investor document. Your consent will be effective until you revoke it by changing your delivery preference online at www.cfincometrust.com and logging into the website using the “Investor Login” option, or by contacting Cantor Fitzgerald Income Trust, Inc. at (855) 9-CANTOR, option 2. I consent to electronic delivery using the email address listed in section 4. Date Signature (Required)

6. DISTRIBUTION INFORMATION (Choose ONLY one of the following options) Please read the following section carefully. YOU ARE AUTOMATICALLY ENROLLED IN THE DISTRIBUTION REINVESTMENT PLAN UNLESS YOU ARE A RESIDENT OF ALABAMA, ARKANSAS, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NEW JERSEY, NORTH CAROLINA, OHIO, OREGON, VERMONT OR WASHINGTON. If you are not a resident of the states listed above, you are automatically enrolled in the Distribution Reinvestment Plan; please check here if you do not wish to be enrolled in the Distribution Reinvestment Plan and complete the Cash Distribution Information section below. IMPORTANT: If you are not enrolled in the Distribution Reinvestment Plan, please complete the Cash Distribution Information section below. Cash Distribution Information For Custodial held accounts, if you are not enrolled in the Distribution Reinvestment Plan, the funds must be sent to the Custodian Cash/Check Mailed to the Address Set Forth Above (Available for Non-Custodial Investors Only.) A. B. Cash/Check Mailed to Third Party/Custodian Name/Entity Name/Financial Institution Mailing Address City State Zip Account Number (Required) C. Cash/Direct Deposit Attach a Pre-printed Voided Check (Non-Custodial Investors Only.) I authorize Cantor Fitzgerald Income Trust, Inc. or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Cantor Fitzgerald Income Trust, Inc. in writing to cancel it. In the event that Cantor Fitzgerald Income Trust, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. Financial Institution Name Mailing Address City State Your Bank’s ABA Routing Number Your Bank Account Number PLEASE ATTACH A PRE-PRINTED VOIDED CHECK If you are a resident of Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont or Washington, you are not automatically enrolled in the Distribution Reinvestment Plan; please check here if you wish to enroll in the Distribution Reinvestment Plan. 7. ALTERNATE ADDRESS Duplicate Mailings Name Mailing Address (Can be a P.O. Box) City State Zip Phone Number Alternate Phone Number Email Fax

SUBSCRIPTION AGREEMENT
CANTOR FITZGERALD INCOME TRUST, INC.

8. SUBSCRIBER SIGNATURES

Please separately initial each of the representations below, if applicable. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. For the purposes of Section 8, (i) "net worth" in all cases should be calculated excluding the value of an investor's home, home furnishings and automobiles; (ii) "liquid net worth" is defined as that portion of an investor's net worth that consists of cash, cash equivalents and readily marketable investments; and (iii) "direct participation programs" includes REITs, business development companies, oil and gas programs, equipment leasing programs, and commodity pools, but excludes federal and state exempt private offerings and any investment company registered pursuant to the Investment Company Act of 1940, as amended. The obligations imposed on financial advisors pursuant to Regulation Best Interest may be interpreted as requiring a higher standard for the investors than the applicable suitability standards below. In order to induce Cantor Fitzgerald Income Trust, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

	Owner Initials	Joint Owner Initials (if applicable)
a. I have received the final Prospectus of Cantor Fitzgerald Income Trust, Inc., as amended and supplemented as of the date hereof, at least five business days before signing this Subscription Agreement.	______	______
b. I have (i) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $350,000 or (ii) a minimum net worth (as previously described) of at least $100,000 and a minimum annual gross income of at least $100,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my state of primary residence as set forth under "Suitability Standards" in the Prospectus. I will not purchase additional shares unless I meet the applicable suitability requirements set forth in the Prospectus at the time of purchase.	______	______
c. I acknowledge that this is a long term investment and there is no public market for the shares purchased. Thus, my investment in these shares is not liquid.	______	______
d. I am purchasing the shares for the account referenced in this Subscription Agreement.	______	______
e. I acknowledge I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to: reviewing this Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the shares.	______	______
f. I understand that the transaction price per share at which my investment will be executed will be made available at www.cfincometrust.com and in a prospectus supplement filed with the SEC, available at www.sec.gov.	______	______
g. I understand that my subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I understand that I am not committed to purchase shares at the time my subscription order is submitted and I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I understand that I may withdraw my purchase request by notifying the transfer agent, through my financial intermediary or directly on Cantor Fitzgerald Income Trust, Inc.'s toll-free, automated telephone line, 855-9-CANTOR	______	______
IMPORTANT: Please review and initial any state suitability applicable to you		
h. If I am an **Alabama** resident, I acknowledge that my aggregate investment in Cantor Fitzgerald Income Trust, Inc. and other non-traded direct participation programs shall not exceed 10% of my liquid net worth at the time of investment in Cantor Fitzgerald Income Trust, Inc. This concentration limit does not apply to investments made through the Distribution Reinvestment Plan nor to an investor who is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act").	______	______
i. If I am an **Arkansas** resident, I acknowledge that my aggregate investment in Cantor Fitzgerald Income Trust, Inc. and other non-traded direct participation programs shall not exceed 10% of my liquid net worth at the time of investment in Cantor Fitzgerald Income Trust, Inc. This concentration limit does not apply to investments made through the Distribution Reinvestment Plan nor to an investor who is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act.	______	______
j. If I am a **California** resident, I acknowledge I have (i) either (a) a net worth of at least $350,000 or (b) a gross annual income of at least $70,000 and a net worth of $150,000, and (ii) my total investment in Cantor Fitzgerald Income Trust, Inc.'s offering may not exceed 10% of my net worth.		
k. If I am an **Idaho** resident, I acknowledge that I have either: (i) a liquid net worth of $85,000 and annual income of $85,000 or (ii) a liquid net worth of $300,000. Additionally, I acknowledge that my total investment in Cantor Fitzgerald Income Trust, Inc. shall not exceed 10% of my liquid net worth. "Liquid net worth" is defined for purposes of this investment as that portion of net worth consisting of cash, cash equivalents and readily marketable securities.	______	______
l. If I am an **Iowa** resident, I acknowledge that my aggregate investment in Cantor Fitzgerald Income Trust, Inc. and other non-traded direct participation programs shall not exceed 10% of my liquid net worth at the time of investment in Cantor Fitzgerald Income Trust, Inc. This concentration limit does not apply to investments made through the Distribution Reinvestment Plan nor to an investor who is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act.	______	______
m. If I am a **Kansas** investor, I acknowledge that It is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their aggregate investment in our securities and other similar investments to not more than 10% of their liquid net worth. Liquid net worth shall be defined as that portion of the purchaser's total net worth that is comprised of cash, cash equivalents, and readily marketable securities, as determined in conformity with GAAP.	______	______

© 2025 CANTOR FITZGERALD INCOME TRUST, INC. | Cantor Fitzgerald Capital is a division of Cantor Fitzgerald & Co. (member FINRA/SIPC), the dealer manager for Cantor Fitzgerald Income Trust, Inc. 6

SUBSCRIPTION AGREEMENT
CANTOR FITZGERALD INCOME TRUST, INC.

8. SUBSCRIBER SIGNATURES (continued)

	Owner Initials	Joint Owner Initials (if appl.)
n. If I am a **Kentucky** resident, I acknowledge that my aggregate investment in Cantor Fitzgerald Income Trust, Inc. and other non-traded direct participation programs shall not exceed 10% of my liquid net worth at the time of investment in Cantor Fitzgerald Income Trust, Inc. This concentration limit does not apply to investments made through the Distribution Reinvestment Plan nor to an investor who is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act.	________	________
o. If I am a **Maine** resident, I acknowledge that it is recommended by the Maine Office of Securities that my aggregate investment in this offering and similar direct participation investments not exceed 10% of my liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.	________	________
p. If I am a **Massachusetts** resident, I acknowledge that I have either, (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home furnishings, and automobiles, minus total liability) that consists of cash, cash equivalent and readily marketable securities. In addition, Massachusetts investors may not invest more than 10% of their liquid net worth in this and other illiquid direct participation investments.	________	________
q. If I am a **Missouri** resident, I acknowledge that I have no more than ten percent (10%) of my liquid net worth shall be invested in the offering.	________	________
r. If I am a **Nebraska** resident, I acknowledge that I (i) have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000; and (ii) will limit my investment in Cantor Fitzgerald Income Trust, Inc. and in the securities of other non-publicly traded REITs to 10% of my net worth (exclusive of home, home furnishings, and automobiles). If I am an accredited investor within the meaning of the federal securities laws, I am not subject to the foregoing investment concentration limit.	________	________
s. If I am a **Nevada** resident, I acknowledge that my aggregate investment in Cantor Fitzgerald Income Trust, Inc. must not exceed 10% of my net worth (exclusive of home, furnishings and automobiles).	________	________
t. If I am a **New Jersey** resident, I acknowledge that I have either, (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home furnishings, and automobiles, minus total liability) that consists of cash, cash equivalent and readily marketable securities. In addition, my investment in Cantor Fitzgerald Income Trust, Inc., its affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of my liquid net worth.	________	________
New Jersey investors are advised that the Class T shares will be subject to upfront selling commissions and dealer manager fees of up to 3.5% on NAV, and the Class S shares will be subject to upfront selling commissions of up to 3.5% on NAV. The Class T and S shares are subject to ongoing distribution fees equal to up to 0.85% per annum of the aggregate NAV of the respective outstanding Class T or S shares, respectively, and with respect to the D shares, an amount equal to up to 0.25% per annum of the aggregate NAV of the outstanding Class D shares.	________	________
These upfront commissions and fees will cause the per share purchase price to be greater than the initial per share NAV that will be reflected on my account statement (by broker dealers reporting a valuation calculated in accordance with FINRA Rule 2231(c)(1)(B) relating to appraised value). These upfront commissions and fees will reduce the amount of the purchase price that is available for investment and other capital needs. The distribution fees will reduce the amount of distributions that are paid with respect to the Class T, S, and D shares.	________	________
u. If I am a **New Mexico** resident, I acknowledge that my aggregate investment in Cantor Fitzgerald Income Trust, Inc.'s offering, the offerings of its affiliates and the offerings of other non-traded REITs may not exceed 10% of my liquid net worth.	________	________
v. If I am a **North Dakota** resident, I acknowledge that I have a net worth of at least ten times my investment in Cantor Fitzgerald Income Trust, Inc.	________	________
w. If I am an **Ohio** resident, I acknowledge that my aggregate investment in shares of Cantor Fitzgerald Income Trust, Inc., Affiliates of Cantor Fitzgerald Income Trust, Inc., and in other non-traded real estate investment programs may not exceed ten percent (10%) of my liquid net worth. "Liquid net worth" shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.	________	________
x. If I am an **Oregon** resident, I acknowledge that my aggregate investment in Cantor Fitzgerald Income Trust, Inc. may not exceed 10% of my liquid net worth.	________	________
y. If I am a **Pennsylvania** resident, I acknowledge that my aggregate investment in Cantor Fitzgerald Income Trust, Inc.'s offering may not exceed 10% of my net worth.	________	________

© 2025 CANTOR FITZGERALD INCOME TRUST, INC. | Cantor Fitzgerald Capital is a division of Cantor Fitzgerald & Co. (member FINRA/SIPC), the dealer manager for Cantor Fitzgerald Income Trust, Inc. 7

SUBSCRIPTION AGREEMENT
CANTOR FITZGERALD INCOME TRUST, INC.

CANTOR

8. SUBSCRIBER SIGNATURES (continued)

	Owner Initials	Joint Owner Initials (if appl.)
z. If I am a **Puerto Rico** resident, I acknowledge that my investment in Cantor Fitzgerald Income Trust, Inc., its affiliates and other non-traded real estate investment programs may not exceed 10% of my liquid net worth. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.	________	________
aa. If I am a **Tennessee** resident, I acknowledge that my investment must not exceed ten percent (10%) of my liquid net worth (excluding the value of an investor's home, furnishings and automobiles).	________	________
bb. If I am a **Vermont** resident, I acknowledge that if I am a non-accredited investor, I may not purchase an amount in this offering that exceeds 10% of my liquid net worth. For these purposes, "liquid net worth" is defined as an investors' total assets (not including home, home furnishings, or automobiles) minus total liabilities.	________	________

SUBSTITUTE W-9:

TAXPAYER IDENTIFICATION NUMBER CONFIRMATION (REQUIRED): The investor signing below, under penalties of perjury, certifies that (i) the number shown on this Subscription Agreement is his or her correct Taxpayer Identification Number (or he or she is waiting for a number to be issued to him or her), (ii) he or she is not subject to backup withholding either because he or she has not been notified by the Internal Revenue Service ("IRS") that he or she is subject to backup withholding as a result of a failure to report all interest or distributions, or the IRS has notified him or her that he or she is no longer subject to backup withholding and (iii) he or she is a U.S. Citizen unless otherwise indicated in Section 4 **NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE WITHHOLDING BOX HAS BEEN CHECKED IN THE INVESTOR INFORMATION SECTION.**

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. If custodial held account, Administrator or Custodian must sign.

By signing the Subscription Agreement, you agree to provide the information in Section 8 and confirm that this information is true and correct. If we are unable to verify your identity or that of another person authorized to act on your behalf or if we believe we have identified potential criminal activity, we reserve the right to take action as we deem appropriate, including, but not limited to, closing your account or refusing to open your account.

____
Signature of Investor **(Required)**

____
Signature of Joint Investor (if applicable)

____
Date

____
Signature of Custodian or Administrator (if applicable)

Investors will receive confirmations of their purchases upon acceptance of their subscriptions.

Medallion Signature Guarantee Stamp Here

© 2025 CANTOR FITZGERALD INCOME TRUST, INC.

| Cantor Fitzgerald Capital is a division of Cantor Fitzgerald & Co. (member FINRA/SIPC), the dealer manager for Cantor Fitzgerald Income Trust, Inc.

8

9. BROKER-DEALER OR RIA AND FINANCIAL ADVISOR INFORMATION THE FINANCIAL ADVISOR MUST SIGN BELOW TO COMPLETE THE SUBSCRIPTION. THE FINANCIAL ADVISOR HEREBY WARRANTS THAT HE/SHE IS DULY LICENSED AND MAY LAWFULLY SELL SHARES IN THE STATE DESIGNATED AS THE INVESTOR’S LEGAL RESIDENCE. ALL FIELDS REQUIRED: Broker-Dealer or RIA Name Broker-Dealer or RIA Address City State Zip Phone Number Fax Email Financial Advisor’s Name Financial Advisor’s #/Branch ID Financial Advisor’s Company Name Financial Advisor’s Address City State Zip Phone Number Fax Email Please note, unless previously agreed to in writing by Cantor Fitzgerald Income Trust, Inc. (“CFIT”), all sales of securities must be made through a broker-dealer, including when a Registered Investment Advisor (RIA) has introduced the sale. In all cases, Section 9 must be completed. The undersigned confirms, that they have (i) reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) discussed prospective purchase of shares with the investor; (iii) advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the shares; (iv) delivered or made available a current prospectus and related supplements, if any, to such investor; (v) reasonable grounds to believe that the investor is purchasing these shares for his or her own account; and (vi) reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned financial advisor represents and certifies to CFIT and Cantor Fitzgerald & Co. that, in connection with this subscription for shares, he or she has complied with and has followed the requirements of the USA PATRIOT Act of 2001 including the independent verification of the identity of all customers and the reporting of suspicious activities. We have reviewed authorizing entity documentation, if applicable, and are satisfied that the person(s) who signed the documents are permitted to do so. We believe that the sources of our clients’ funds are legitimate. Furthermore, we do not maintain or transact business for or with individuals or organizations on Office of Foreign Assets Control (OFAC) list nor with any account in an embargoed country. If acting as an Investment Advisor under the Investment Advisers Act of 1940, we acknowledge that we meet the definition of an Institution under FINRA Rule 4512(c) and that we are capable of and required to evaluate investment risks independently, both in general and with regard to all transactions and investments strategies involving a security or securities and will exercise independent judgment in evaluating this recommendation. Through a participating Broker-Dealer. Through a Registered Investment Advisor (RIA)* * Check only if investment is made by an Investment Advisor Representative through an RIA and not in the capacity as a Registered Representative of a Broker-Dealer. I understand this Subscription Agreement is for Cantor Fitzgerald Income Trust, Inc. Signature of Financial Advisor (Required) Signature of Broker-Dealer or RIA (If required by Broker-Dealer) Date Date 10. MISCELLANEOUS If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Cantor Fitzgerald Income Trust, Inc. experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in Section 8 above, they are asked to promptly notify Cantor Fitzgerald Income Trust, Inc. and the Broker-Dealer in writing. The Broker-Dealer may notify Cantor Fitzgerald Income Trust, Inc. if an investor participating in the Distribution Reinvestment Plan can no longer make the representations or warranties set forth in Section 8 above, and Cantor Fitzgerald Income Trust, Inc. may rely on such notification to terminate such investor’s participation in the Distribution Reinvestment Plan. No sale of Shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business prior to the first calendar day of the month (unless waived). You will receive a written confirmation of your purchase. All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Cantor Fitzgerald Income Trust, Inc.